EXHIBIT 10.10

                                EATON VANCE CORP.

                        1986 EMPLOYEE STOCK PURCHASE PLAN

                                RESTATEMENT NO. 5

     1. Purpose.

     The purpose of this 1986 Employee Stock Purchase Plan (the "Plan") is to provide employees of Eaton Vance Corp. (the "Company"), and its subsidiaries, who wish to become shareholders of the Company an opportunity to purchase
Non-Voting Common Stock, par value $.0625 per share, of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as it may be amended (the "Code"). In addition, the Plan provides certain employees who are not eligible for favorable tax treatment under Section 423 with the right to purchase Shares on a nonqualified basis.

     2. Administration of the Plan.

     The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the terms of the Plan or the provisions of Section 423 of the Code.

     3. Eligible Employees.

     Subject to the provisions of Sections 7, 8 and 9 below, any individual who has been a full-time employee (as defined below) of

          (a) the Company or

          (b) any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Administrator as eligible to participate in the Plan,

for a period of twelve consecutive (12) months prior to an Offering Date (as defined in Section 4 below) is eligible to participate in the offering (as defined in Section 4 below) commencing on such Offering Date. A full-time employee shall mean any employee other than an employee whose customary employment is:

          (a) 20 hours or less per week, or

          (b) not more than five months per calendar year.

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                            EXHIBIT 10.10 (CONTINUED)

     4. Offering Dates and Offering Grants.

     From time to time, the Company, by action of the Administrator, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Administrator. As of each Offering Date, the Administrator will advise each eligible employee of the maximum number of shares that the employee may purchase under the Offering (the "Offering Grant"), which shall be calculated in accordance with the requirements of Section 423 of the Code.

     5. Prices.

     The price per share for each Offering Grant shall be the lesser of:

          (a) ninety percent (90%) of the fair market value of a Share on the Offering Date on which such right was granted; or

          (b) ninety percent (90%) of the fair market value of a Share on the date such right is exercised; provided, that the Administrator, in its discretion, may substitute a percentage in either subparagraph (a) or (b) of this Section 5 different from ninety percent (90%), but in no event shall either such percentage be less than eighty-five percent (85%).

     6. Exercise of Rights and Method of Payment.

          (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Administrator.

          (b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Administrator; provided, however, that payment through regular payroll deductions may in no event commence before the date on which a prospectus with respect to the Offering of the Shares covered by the Plan is provided to each participating employee. No interest shall be paid upon payroll deductions unless specifically provided for by the Administrator.

          (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be, at the employee's discretion, either promptly returned to such employee by the Company after termination of the offering to which the payment related, or rolled over and credited to the employee's account and used to purchase shares in the next Offering Period (as defined below).

     7. Term of Rights.

     The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Administrator when it authorizes an Offering may designate one or more exercise periods during the Offering Period; rights granted on an Offering Date shall be exercisable on the last day of each exercise period (each of which is an "Exercise Date") in such proportion as the Administrator determines.

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                            EXHIBIT 10.10 (CONTINUED)

     8. Shares Subject to the Plan.

     No more than four hundred twelve thousand (412,000) Shares may be sold pursuant to rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, or other similar reorganizations as to which the Company is the surviving entity, and any recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement providing for a merger, consolidation or other similar reorganization which the Company does not survive shall provide for an adjustment for any then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

     9. Nonqualified Feature.

     An employee who, immediately after a right to purchase Shares is granted hereunder, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code ("5% owner"), will not be eligible to be granted a right intended to qualify under Section 423 of the Code. However, any employee who is a 5% Owner and who is otherwise eligible to receive a grant under the Plan shall be eligible to receive a grant hereunder that is in accordance with the terms of this Plan except that such right shall not be a right intended to qualify under Code Section 423 but rather shall be a nonqualified right that for federal income tax purposes is intended to be taxable to the grantee under Code Section
83. The Company reserves the right to withhold the issuance of shares pursuant to the exercise of any nonqualified right until the participating employee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under Federal, state or local law on account of such exercise.

     10. Limitations on Grants.

     (a) No Offering Grant may permit an employee to accrue the right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) in the fair market value of such shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time, as required by the provisions of Section 423(b)(8) of the Code.

     (b) No Offering Grant, when aggregated with rights granted under any other Offering still exercisable by the participating employee, may permit any participating employee to apply more than fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering to the purchase of Shares.

     (c) Effective with respect to any Offering Period beginning on or after November 1, 1991, no participating employee shall receive Share certificates issued upon exercise of a right granted hereunder until the earliest of

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                            EXHIBIT 10.10 (CONTINUED)

          (i) the first annual anniversary date of the Exercise Date on which the Shares evidenced by the certificate were purchased,

          (ii) the participating employee's death, or

          (iii) the date on which the participating employee presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs such Shares on account of Hardship (as defined below).

The Company or such agent as it designates shall hold such Share certificates in escrow pending their release to the participating employee (or, if the employee has died, to such beneficiary or beneficiaries as the employee has designated in writing during his or her lifetime to the Company, or if the employee has not made such a designation, to his or her surviving spouse, or if none to the employee's estate, without interest). Hardship shall mean the occurrence of one or more of the following events: (I) a death within the participating employee's immediate family, (II) extraordinary medical expenses for one or more members of the participating employee's immediate family which are not covered by insurance programs sponsored by the Company, (III) the education costs of one or more members of the participating employee's family, (IV) the purchase or renovation of a principal place of residence of the participating employee, or (V) such other financial emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.

     11. Limit on Participation.

     Participation in an offering shall be limited to eligible employees who elect to participate in such offering in the manner, and within the time limitations, established by the Administrator when it authorizes the Offering.

     12. Cancellation of Election to Participate.

     An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee or withheld from the employee's compensation through payroll deductions for the purchase of Shares shall be paid to the employee, without interest, upon such cancellation.

     13. Termination of Employment.

     Upon the termination of an employee's employment for any reason, including the death of the employee, before any Exercise Date on which any rights granted to the employee under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee or withheld from the employee's compensation through payroll deductions for the purchase of Shares shall be paid to the employee or, if the employee has died, to such beneficiary or beneficiaries as the employee has designated in writing during his or her lifetime to the Company, or if the employee has not made such a designation, to his or her surviving spouse, or if none to the employee's estate, without interest.

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                            EXHIBIT 10.10 (CONTINUED)

     14. Employees' Rights as Shareholders.

     No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.

     15. Rights Not Transferable.

     Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

     16. Amendments to or Discontinuation of the Plan.

     The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 8 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan, change the class of persons eligible to participate in the Plan, or materially increase the benefits accruing to participants under the Plan.

     17. Effective Date and Approvals.

     The Plan originally became effective on October 17, 1986, the date on which the Plan was adopted by the Board of Directors. The amendments made by this Restatement No. 5 shall become effective on January 6, 1995 (the date said amendments were adopted by the Board of Directors).

     The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares and is further subject to the Company receiving the opinion of its counsel that all applicable securities laws have been compiled with.

     18. Term of Plan.

     No rights shall be granted under the Plan after November 1, 1996.

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